As filed with the Securities and Exchange Commission on August 7, 2012

Registration Statement No. 333-163195

Registration Statement No. 333-155279

Registration Statement No. 333-139638

Registration Statement No. 333-129490

Registration Statement No. 333-120656

Registration Statement No. 333-113271

Registration Statement No. 333-91833

Registration Statement No. 333-3144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-163195

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-155279

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-139638

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-129490

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-120656

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-113271

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-91833

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-3144

Under

The Securities Act of 1933

TELEDYNE LECROY, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2507777
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

700 Chestnut Ridge Road

Chestnut Ridge, New York

(845) 425-2000

(Address and telephone number of principal executive offices)

LeCroy Corporation 2008 Stock Incentive Plan

LeCroy Corporation (Catalyst) 2005 Stock Option Plan

LeCroy Corporation 2004 Employment Inducement Stock Plan

LeCroy Corporation 2003 Stock Incentive Plan

LeCroy Corporation (CATC) Special 2000 Stock Option Plan

LeCroy Corporation (CATC) 2000 Stock Incentive Plan

LeCroy Corporation 1998 Non-Employee Director Stock Option Plan

LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan

LeCroy Corporation 1995 Employee Stock Purchase Plan

LeCroy Corporation 1995 Non-Employee Director Stock Option Plan

LeCroy Corporation (CATC) 1994 Stock Option Plan

LeCroy Corporation Amended and Restated 1993 Stock Incentive Plan

(Full Title of the Plans)

Melanie S. Cibik

c/o Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(805) 373-4545

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Scott E. Westwood, Esq.

Gary Regan, Esq.

EQT Plaza

625 Liberty Avenue, 23rd Floor

Pittsburgh, Pennsylvania 15222-3142

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL FROM REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), of Teledyne LeCroy, Inc., a Delaware corporation, formerly known as LeCroy Corporation (the “Company”):

(1)	Registration Statement No. 333-163195, pertaining to the registration of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) under the LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission (“SEC”) on November 18, 2009;

(2)	Registration Statement No. 333-155279, pertaining to the registration of shares of Common Stock under the LeCroy Corporation 2008 Stock Incentive Plan, which was filed with the SEC on November 12, 2008;

(3)	Registration Statement No. 333-139638, pertaining to the registration of shares of Common Stock under the LeCroy Corporation (Catalyst) 2005 Stock Option Plan, which was filed with the SEC on December 22, 2006;

(4)	Registration Statement No. 333-129490, pertaining to the registration of shares of Common Stock under the LeCroy Corporation 2003 Stock Incentive Plan and the LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan, which was filed with the SEC on November 4, 2005;

(5)	Registration Statement No. 333-120656, pertaining to the registration of shares of Common Stock under the LeCroy Corporation 2004 Employment Inducement Stock Plan, the LeCroy Corporation (CATC) Special 2000 Stock Option Plan, the LeCroy Corporation (CATC) 2000 Stock Incentive Plan and the LeCroy Corporation (CATC) 1994 Stock Option Plan, which was filed with the SEC on November 19, 2004;

(6)	Registration Statement No. 333-113271, pertaining to the registration of shares of Common Stock under the LeCroy Corporation Amended and Restated 1993 Stock Incentive Plan, the LeCroy Corporation Amended and Restated 1995 Employee Stock Purchase Plan and the LeCroy Corporation 2003 Stock Incentive Plan, which was filed with the SEC on March 4, 2004;

(7)	Registration Statement No. 333-91833, pertaining to the registration of shares of Common Stock under the LeCroy Corporation 1998 Non-Employee Director Stock Option Plan, which was filed with the SEC on November 30, 1999; and

(8)	Registration Statement No. 333-3144, pertaining to the registration of shares of Common Stock under the LeCroy Corporation Amended and Restated 1993 Stock Incentive Plan, the LeCroy Corporation 1995 Non-Employee Director Stock Option Plan and the LeCroy Corporation 1995 Employee Stock Purchase Plan, which was filed with the SEC on April 3, 1996.

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statements on Form S-8 and remaining available thereunder.

On August 3, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 28, 2012 (the “Merger Agreement”), by and among the Company, Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), and Luna Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Teledyne (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Teledyne (the “Merger”). In connection therewith, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by Teledyne, Merger Sub, the Company or any stockholders who have properly exercised and perfected appraisal rights under Delaware law), was converted into the right to receive $14.30 in cash, without interest and less any applicable withholding taxes. Additionally, at the effective time of the Merger, each outstanding option to purchase common stock of the Company (whether vested or unvested) and stock appreciation right was converted into the right to receive an amount in cash equal to the excess, if any, of $14.30 over the exercise price of such option (or base price, in the case of stock appreciation rights), without interest and less any applicable withholding taxes.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chestnut Ridge, State of New York, on the 7th day of August, 2012.

Teledyne LeCroy, Inc.

By:	/s/ Thomas Reslewic
Name:	Thomas H. Reslewic
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas Reslewic Thomas H. Reslewic	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2012

/s/ Sean O’Connor Sean B. O’Connor	Vice President and Chief Financial Officer (Principal Financial Officer)	August 7, 2012

/s/ Susan Main Susan L. Main	Vice President and Controller and Director (Controller)	August 7, 2012

/s/ Robert Mehrabian Robert Mehrabian	Director	August 7, 2012

/s/ Aldo Pichelli Aldo Pichelli	Director	August 7, 2012

/s/ Melanie Cibik Melanie Cibik	Director	August 7, 2012